As filed with the Securities and Exchange Commission on July 11, 2013
Registration No. 333

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SUTRON CORPORATION
(Exact name of registrant as specified in its charter)

Virginia	54-1006352
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

22400 Davis Drive
Sterling, Virginia 20166
(Address, including Zip Code, of principal executive offices)

Sutron Corporation 2010 Equity Incentive Plan
(Full title of the plan)

Raul McQuivey
President and Chief Executive Officer
Sutron Corporation
22400 Davis Drive
Sterling, Virginia 20166
703-406-2800
(Name, Address and Telephone number, including area code, of agent for service)

Copy of all communications to:
Scott Museles, Esq.
Shulman, Rogers, Gandal, Pordy & Ecker, P.A.
12505 Park Potomac Avenue, 6th Floor
Potomac, MD 20854
301-230-5200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount Of Registration Fee
Common Stock, 0.01 par value	477,875 shares	(1)	$5.66	(2)	$2,704,772.50	(2)	$368.93	(2)

(1)  This Registration Statement relates to the registration of securities of Sutron Corporation, a Commonwealth of Virginia corporation (the “Company” or the “Registrant”), common stock, $0.01 par value per share (the “Common Stock”) under the Sutron Corporation 2010 Equity Incentive Plan (the “Plan”).  Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of Common Stock being registered shall be adjusted to include any additional shares which may become issuable as a result of stock splits, stock dividends, or similar transactions in accordance with the anti-dilution provisions of the Plan.

(2) Calculated pursuant to Rule 457(c) and (h), based upon the average of the reported high and low sales prices for the Common Stock as reported on the NASDAQ Stock Market, Inc. as of July 9, 2013.

PART I

INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS

ITEM 1.  PLAN INFORMATION.

The information required by Item 1 is included in documents sent or given to participants in the plan covered by this Registration Statement pursuant to Rule 428(b)(10 of the Securities Act of 1933, as amended.

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

The information required by Item 2 is included in documents sent or given to participants in the plan covered by this Registration Statement pursuant to Rule 428(b)(10 of the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by Sutron Corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference and are deemed to be a part of this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2012;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013;

(c)
The Company’s Current Reports on Form 8-K, filed on March 15, 2013, March 21, 2013 and May 13, 2013 (other than the portions of those documents deemed not to be filed pursuant to the rules promulgated under the Exchange Act);

(d)	The Company’s definitive proxy statement, as amended, filed on April 15, 2013; and

(e)
The description of the Company’s Common Stock under the caption “Description of Registrant’s Securities to be Registered” in the Company’s Registration Statement on Form 8-A (File No. 0-12227) that we filed with the Commission on June 4, 1984.

All documents that we file with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all of the shares of Common Stock offered hereby have been sold or which deregisters all such shares then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained herein or in a document incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that it is modified or superseded by a statement contained in a subsequently filed document which also is incorporated by reference into this Registration Statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article Twelfth of the Company’s Articles of Incorporation, as amended by Articles of Amendment filed on June 12, 1995, provides in substance that, (a) to the full extent that the Virginia Stock Corporation Act permits the limitation or elimination of the liability of Directors and officers, no Director or officer of the corporation shall be liable to the corporation or its shareholders for monetary damages arising out of any transaction; (b) to the full extent permitted by the Virginia Stock Corporation Act, the Company shall indemnify any person who is or was a party to any proceeding by reason of the fact that he is or was a Director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee or in a similar capacity of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred by him in connection with such proceeding.

Article Twelfth also provides that the Board of Directors is empowered, by a majority vote of a quorum of the disinterested Directors, to enter into a contract to indemnify and Director or officer in respect of any proceeding arising from any act or omission, whether occurring before or after the execution of such contract and that, to the full extent permitted by the Virginia Stock Corporation Act, the Company shall pay for or reimburse the expenses (including attorneys’ fees) incurred by a Director or officer who is a party to a proceeding, for which expenses said director or officer is or may be entitled to indemnification under the Articles of Incorporation, in advance of final disposition of the proceeding.

Article Twelfth further provides that neither the amendment nor repeal of Article Twelfth, nor the adoption or amendment of any provision of the Company’s Articles of Incorporation or By-Laws inconsistent with Article Twelfth, shall have any effect on or diminish the rights provided in Article Twelfth with respect to any act or omission occurring prior to such amendment or repeal.  The Company is obligated to promptly take all such actions, and make all such determinations, as shall be necessary or appropriate to comply with its obligation to make any indemnity or payment for or reimbursement of expenses under Article Twelfth.  In the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to Article Twelfth shall be made by special legal counsel agreed upon by the Board of Directors and the proposed indemnitee.

Article Twelfth also provides that every reference to Directors, officers, trustees, partners, employees, agents or consultants shall include former Directors, officers, trustees, partners, employees, agents or consultants and their respective heirs, executors and administrators.  The indemnification set forth in the Articles of Incorporation is not exclusive of any other rights to which any person may be entitled, including any right under policies of insurance that may be purchased and maintained by the Company or others, with respect to claims, issues or matters in relation to which the company would not have the power to indemnify such person under the provisions of Article Twelfth.  Directors of the Company shall be a party or beneficiary of any such agreements, bylaws or arrangements); provided, however, that any provision thereof shall not be effective if and to the extent that it is determined to be contrary to Article Twelfth or applicable laws of the Commonwealth of Virginia.

The Company’s By-Laws, as Amended and Restated on November 30, 2007, also include indemnification provisions.  Specifically, Article XIII provides that any person made a party to any action, suit or proceeding, by reason of the fact that he, his testator or intestate representative is or was a Director, officer or employee of the Company, or of any corporation in which he served as such at the request of the Company, shall be indemnified by the Company against the reasonable expenses, including attorneys’ fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, suit or proceedings, or in connection with any appeal therein, to the fullest extent provided by law. In addition, Article XIII states that the foregoing right of indemnification shall not be deemed exclusive of any other rights of which any officer or Director or employee may be entitled apart from the provisions of Article XIII.  Finally, Article XIII provides that the amount of indemnity to which any officer, Director or employee may be entitled shall be fixed by the Board of Directors.

The Company’s Articles of Incorporation and By-Laws also authorize the Board of Directors to purchase directors’ and officers’ liability insurance.

    The foregoing summaries are necessarily subject to the complete text of the statute, the Articles, the By-Laws and the agreements referred to above and are qualified in their entirety by reference thereto.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.  EXHIBITS.

The following exhibits are filed herewith or incorporated by reference to this Registration Statement:

Exhibit Number	Description of Exhibit

4.1	Sutron Corporation 2010 Equity Incentive Plan (incorporated by reference to Appendix A to Sutron’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 30, 2010)

5.1*	Opinion of Shulman, Rogers, Gandal, Pordy & Ecker, P.A. as to the legality of the shares being registered

23.1*	Consent of Yount, Hyde & Barbour, P.C.

23.2*	Consent of Shulman, Rogers, Gandal, Pordy & Ecker, P.A. (contained in Exhibit 5.1)

24.1*	Power of Attorney (included in this Registration Statement under “Signatures”)

*  Filed herewith

ITEM 9.  UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)        To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment to the Registration Statement) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)      To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling persons in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sterling, Virginia, on June 26, 2013.

SUTRON CORPORATION
(Registrant)

By: /s/ Raul McQuivey
Raul McQuivey
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby appoints Sidney C. Hooper and Ashish H. Raval and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and reconstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Raul S. McQuivey	Chairman of the Board of Directors,	June 26, 2013
Raul S. McQuivey	President and Chief Executive Officer
(Principal Executive Officer)

/s/ Leland R. Phipps	Director	June 21, 2013
Leland R. Phipps

/s/ John F. DePodesta	Director	June 13, 2013
John F. DePodesta

/s/ Larry C. Linton	Director	June 7, 2013
Larry C. Linton

/s/ Ashish H. Raval	Senior Vice President, Director	June 7, 2013
Ashish H. Raval

/s/ Sidney C. Hooper	Chief Financial Officer	June 26, 2013
Sidney C. Hooper	(Principal Financial and
Accounting Officer)

EXHIBIT INDEX

Exhibit	Description

4.1	Sutron Corporation 2010 Equity Incentive Plan (incorporated by reference to Appendix A to Sutron’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 30, 2010)

5.1*	Opinion of Shulman, Rogers, Gandal, Pordy & Ecker, P.A. as to the legality of the shares being registered

23.1*	Consent of Yount, Hyde & Barbour, P.C.

23.2*	Consent of Shulman, Rogers, Gandal, Pordy & Ecker, P.A. (contained in Exhibit 5.1)

24.1*	Power of Attorney (included in this Registration Statement under “Signatures”)

*  Filed herewith